SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 9, 2003 (April 1, 2003)

Psychiatric Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-20488	23-2491707
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification
Incorporation)		Number)

113 Seaboard Lane, Suite C-100, Franklin, Tennessee 37067
(Address of Principal Executive Offices)

(615) 312-5700
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

SIGNATURES
EX-2.1 ASSET PURCHASE AGREEMENT
EX-99.1 PRESS RELEASE

Item 2.  Acquisition or Disposition of Assets.

      On April 1, 2003, Psychiatric Solutions, Inc. (the “Company”) completed the acquisition of five freestanding psychiatric facilities from The Brown Schools, Inc. and expects to complete the acquisition of the sixth facility later this month. The Brown Schools’ facilities generated combined revenue of $76 million during 2002 and add 792 inpatient beds to the Company. The Company acquired The Brown Schools’ facilities for $63 million in cash. The Company financed the acquisition with proceeds from the issuance of convertible preferred stock and an expansion of its 2001 senior credit facility with CapitalSource Finance LLC. Following the acquisition, the Company intends to continue the operation of The Brown Schools’ facilities. As a result of the acquisition, the Company now owns and operates 10 freestanding inpatient facilities with a total of 1,493 beds and manages 49 psychiatric units. On April 1, 2003, the Company issued a press release announcing the consummation of the acquisition. The press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

      The Company has not included in this Current Report on Form 8-K the financial statements of The Brown Schools and pro forma information required by Item 7 to Form 8-K, but will file such statements and information in an additional Form 8-K Report not later than 75 days following April 1, 2003.

Item 7.  Financial Statements and Exhibits

(a)	Exhibits

2.1	Asset Purchase Agreement, dated February 13, 2003, by and between The Brown Schools, Inc. and Psychiatric Solutions, Inc., as amended by Amendment No. 1 to Asset Purchase Agreement, dated March 31, 2003, by and between The Brown Schools, Inc. and Psychiatric Solutions, Inc.

99.1	Press Release: Psychiatric Solutions Consummates Acquisition of Five Psychiatric Facilities from The Brown Schools

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHIATRIC SOLUTIONS, INC

By:	/s/ Brent Turner Brent Turner Vice President, Treasurer and Investor Relations

Date:  April 9, 2003